Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-170653) of our reports dated June 19, 2020, with respect to the consolidated financial statements of The J. M. Smucker Company and the effectiveness of internal control over financial reporting of The J. M. Smucker Company included in its Annual Report (Form 10-K) for the year ended April 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

November 25, 2020